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                                                                    Exhibit 99.2
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FOR IMMEDIATE RELEASE


CONTACTS:  Tom Barrows                             Michael Irving
           Investor Relations                      Investor Relations
           Pacific Aerospace & Electronics         Continental Capital
           (509) 667-9600                          (407) 682-2001



                 PACIFIC AEROSPACE & ELECTONICS, INC. EXTENDS
                      EXPIRATION DATE OF PUBLIC WARRANTS

WENATCHEE, WA - May 30, 2000 - Pacific Aerospace & Electronics, Inc. (Nasdaq:
PCTH), announced today that it has extended the expiration date of its publicly traded warrants from July 15, 2001 to July 15, 2003. No other terms of the warrants were changed. The Company currently has 2,295,000 public warrants outstanding resulting from a public offering completed in July 1996. The warrants are traded on Nasdaq under the symbol "PCTHW".

As amended, each warrant entitles the holder to purchase one share of common stock of Pacific Aerospace & Electronics, Inc. for $4.6875 per share until July 15, 2003, unless the Company redeems the warrants prior to that date. The Company may redeem the outstanding warrants, in whole or in part, at a price of $0.25 per warrant, if the closing bid price of the Company's common stock has been at least $9.375 per share for the 20 consecutive trading days prior to the redemption notice. As of today, none of the warrants have been exercised or redeemed.

"We are pleased to extend the expiration date of our public warrants," said Don Wright, CEO. "The warrants represent an opportunity for the Company to obtain significant additional capital without incurring additional costs. We have taken this step because we don't want the opportunity to expire prematurely, and because we want to give our warrant holders sufficient time to realize the value of their warrants."

Pacific Aerospace & Electronics, Inc. is an international engineering and manufacturing company specializing in technically demanding component designs and assemblies for global leaders in the aerospace, defense, electronics, medical, energy and transportation industries. The Company utilizes specialized manufacturing techniques, advanced materials science, process engineering and proprietary technologies and processes to its competitive advantage. Pacific Aerospace & Electronics has approximately 1,100 employees worldwide and is organized into three operational groups -- U.S. Aerospace, U.S. Electronics and European Aerospace. More information may be obtained by contacting the company directly or by visiting its Web site at www.pcth.com.
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